Exhibit 99.1

Energous Reports Preliminary Record Quarterly Revenue, Achieves Lowest Net Loss in Ten Years, and Retires High-Interest Debt

Milestone quarter underscores the company’s turnaround and path to sustainable, profitable growth

SAN JOSE, Calif., July 8, 2025 — Energous Corporation d/b/a Energous Wireless Power Solutions (NASDAQ: WATT), a leader in over-the-air (OTA) wireless power networks, today announced preliminary results for its second quarter of 2025, reflecting significant progress in revenue growth, cost discipline, product innovation, and balance sheet strength.

Energous expects to report revenue for the quarter ended June 30, 2025, totaling in excess of $900,000, and expects to deliver the lowest quarterly net loss in the last ten years.

Year-to-date 2025 revenue through June 30 is expected to be approximately $1.3 million, nearly double the company’s total revenue for all of 2024. “This strong commercial momentum reflects increasing demand for Energous’ wireless power solutions across logistics, retail, industrial, and enterprise IoT markets,” according to Mallorie Burak, CEO and CFO of Energous.

Energous also anticipates an estimated net loss of approximately $3 million for the second quarter, a nearly 11% improvement from the prior quarter and a 30% improvement compared to the prior year quarter – representing the lowest quarterly net loss in the last ten years. The company attributes the positive momentum to disciplined cost management and operational efficiencies implemented over the past year.

“We believe these results are the clearest evidence yet that our strategy is working,” Burak emphasized. “We’ve sharpened our focus, streamlined our operations, strengthened our balance sheet, and accelerated product innovation culminating in several major new product launches – all while driving top-line growth and closing the gap to profitability. We believe that Energous is now well-positioned for long-term, sustainable success.”

Balance Sheet Transformation

The company also announced it has fully retired its high-interest debt, eliminating a significant burden from its balance sheet. In addition, in the first half of the year, Energous has raised approximately $15.8 million, net, in funding through its at-the-market (ATM) equity program, reinforcing its liquidity and enabling continued investment in growth initiatives.

Commercial Traction and Strategic Partnerships

Energous continues to gain commercial traction through deepening relationships with global technology and retail industry leaders. The company has recently expanded engagements with multiple Fortune 10 and Fortune 100 companies across the U.S. and Europe, reflecting growing demand for its wireless power technologies. In addition, Energous secured an approved proof-of-concept deployment through an Amazon Web Services (AWS) enterprise referral and formed a strategic alliance with HaiLa Technologies to target emerging ambient IoT use cases.

Product Innovation Driving Market Leadership

In parallel with its financial progress, Energous has continued to expand its portfolio of industry-leading wireless power technologies with multiple product introductions in the second quarter of 2025. These include the PowerBridge MOD and PowerBridge Pro+, next-generation wireless power transmitters powered by AI, as well as the e-Sense Tag and e-Compass – an end-to-end solution enabling battery-free wireless IoT sensing and asset tracking. Together, these innovations underscore Energous’ growing role in shaping the next generation of smart, sustainable, and scalable power networks for a connected world.

“Our performance in the first half of 2025 marks a true inflection point for Energous,” Burak concluded. “Ambient IoT is rapidly emerging as the foundation for real-time visibility, automation, and intelligence across supply chains and beyond – and Energous is helping lead this transformation. With a growing portfolio of certified technologies and successful deployments, we’re delivering the wireless power infrastructure needed to support this new generation of connected, battery-less devices. We’re well-positioned to carry this momentum into the second half of the year and beyond.”

The financial information included in this press release is preliminary, unaudited, and subject to adjustment. It does not present all information necessary for an understanding of the company’s financial results for the second quarter of 2025. The company expects to report its complete financial results for the second quarter of 2025 by mid-August 2025.

About Energous Corporation

Energous Corporation d/b/a Energous Wireless Power Solutions (NASDAQ: WATT) has been pioneering wireless charging over distance technology since 2012. Today, as a global leader in wireless charging for electronic devices, the company’s networks are safely and seamlessly powering its customers’ RF-based systems in a variety of industries, including retail, industrial, healthcare, logistics, and more. Its total network solution is designed to support a near-limitless variety of applications, including inventory and asset tracking, smart manufacturing, electronic shelf labels, IoT sensors, smart agriculture, and more via regulatory-approved contact and non-contact solutions. The number of devices in these settings is growing dramatically, and the need to manage and reduce the costs associated with powering them is growing in parallel. Energous is the first and only company with regulatory approvals for any power-at-a-distance wireless charging technology. The company has 343 issued patents for its proprietary technology and is partnering with industry leaders to advance the deployment of wireless power networks. For more information, please visit www.energous.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements may describe our future plans and expectations and are based on the current beliefs, expectations and assumptions of Energous. These statements generally use terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or similar terms. Examples of forward-looking statements in this release include but are not limited to statements about company strategy and performance, cost-saving initiatives, and overall quarterly results. Factors that could cause actual results to differ from current expectations include: uncertain timing of necessary regulatory approvals; timing of customer product development and market success of customer products; our dependence on distribution partners; and intense industry competition. We urge you to consider those factors, and the other risks and uncertainties described in our most recent annual report on Form 10-K as filed with the Securities and Exchange Commission (SEC), any subsequently filed quarterly reports on Form 10-Q as well as in other documents that may have been subsequently filed by Energous, from time to time, with the SEC, in evaluating our forward-looking statements. In addition, any forward-looking statements represent Energous’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Energous does not assume any obligation to update any forward-looking statements unless required by law.

Contacts
Energous PR
samantha@griffin360.com

Energous IR
ir@energous.com